Exhibit 99.1

ENTERPRISE PRICES $1.75 BILLION

OF SENIOR UNSECURED NOTES

Houston, Texas (Monday, August 6, 2012) – Enterprise Products Partners L.P. (NYSE: EPD) today announced that its operating subsidiary, Enterprise Products Operating LLC (“EPO”), has priced a public offering of $1.75 billion of senior unsecured notes comprised of $650 million due on August 13, 2015 (“Senior Notes FF”) and $1.1 billion due on February 15, 2043 (“Senior Notes GG,” and together with the Senior Notes FF, the “senior notes”). Net proceeds from the offering are expected to be used to temporarily reduce borrowings under EPO’s multi-year revolving credit facility, which EPO used to repay amounts due upon the maturity of its $500 million principal amount of Senior Notes P on August 1, 2012 and for general company purposes.

The Senior Notes FF will be issued at 99.941 percent of their principal amount and will have a fixed-rate interest coupon of 1.25 percent, and the Senior Notes GG will be issued at 99.470 percent of their principal amount and will have a fixed-rate interest coupon of 4.45 percent. The expected settlement date for the offering is August 13, 2012. Enterprise Products Partners L.P. will guarantee the senior notes through an unconditional guarantee on an unsecured and unsubordinated basis.

Citigroup Global Markets Inc., Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Mizuho Securities USA Inc. and SunTrust Robinson Humphrey, Inc. acted as joint book-running managers for the offering. An investor may obtain a free copy of the prospectus as supplemented by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer or any underwriter or dealer participating in this offering will arrange to send a prospectus as supplemented to an investor if requested by contacting Citigroup Global Markets Inc. at (877) 858-5407, Barclays Capital Inc. at (888) 603-5847, Merrill Lynch, Pierce, Fenner & Smith Incorporated at (800) 294-1322, Deutsche Bank Securities Inc. at (800) 503-4611, Mizuho Securities USA Inc. at (866) 271-7403, or SunTrust Robinson Humphrey, Inc. at (800) 685-4786.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the senior notes described in this press release, nor shall there be any sale of these notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement, which are part of an effective registration statement.

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. The partnership’s assets include approximately 50,700 miles of onshore and offshore pipelines; 190 million barrels of storage capacity for NGLs, petrochemicals, refined products and crude oil; and 14 billion cubic feet of natural gas storage capacity. Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage, and import and export terminals; crude oil and refined products transportation, storage and terminals; offshore production platforms; petrochemical transportation and services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.

Contacts:	Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745 Rick Rainey, Media Relations (713) 381-3635

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